Exhibit 10.12
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of September 24, 2008 (this “Amended Employment Agreement”), between McJunkin Red Man Holding Corporation, a Delaware corporation (the “Company”), and Craig Ketchum (the “Executive”).
     WHEREAS, pursuant to the Stock Purchase Agreement, dated as of July 6, 2007 (the “Stock Purchase Agreement”), between West Oklahoma PVF Company, a Delaware corporation (“Buyer”), and Red Man Pipe & Supply Co., an Oklahoma corporation (“Sooner”), the holders of all outstanding shares of stock of Sooner listed on Schedule 1 thereto and the other parties thereto, Buyer acquired all of the issued and outstanding capital stock of Sooner (the transactions contemplated by the Stock Purchase Agreement, the “Stock Purchase”);
     WHEREAS, in connection with the Stock Purchase, the Executive received significant consideration for his Sooner shares and entered into an Employment Agreement with PVF Holdings LLC and McJunkin Red Man Corporation (“MRM Corporation”) on July 6, 2007 (the “Employment Agreement”), pursuant to which the Executive served as co-Chief Executive Officer of MRM Corporation and, subsequently, as sole Chief Executive Officer of MRM Corporation;
     WHEREAS, the Executive no longer serves as Chief Executive Officer of MRM Corporation and currently serves as Chairman of the Board of Directors of the Company; and
     WHEREAS, the Employment Agreement is hereby superseded by this Amended Employment Agreement, which reflects the current terms of the Executive’s employment.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:
     Section 1. Employment
          1.1. Term. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Amended Employment Agreement, for a period commencing on the Closing Date (as defined in the Stock Purchase Agreement) (such date, the “Effective Date”) and ending on the earlier of (i) the third (3rd) anniversary of the Effective Date and (ii) the termination of the Executive’s employment in accordance with Section 3 hereof (the “Term”).
          1.2. Duties. During the Term, the Executive shall serve as Chairman of the Board of Directors of the Company (the “Board”) and an employee of the Company and in such other positions as an officer or director of the Company and its subsidiaries and affiliates as the Executive and the Board shall mutually agree from time to time. During the Term, the Executive shall perform such duties, functions and responsibilities commensurate with the Executive’s positions as reasonably directed by the Board.

          1.3. Exclusivity. During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full time and attention to the business and affairs of the Company, shall faithfully serve the Company, and shall in all material respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board, consistent with Section 1.2 hereof. During the Term, the Executive shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit; provided, however, that it shall not be a violation of this Amended Employment Agreement for the Executive to (i) serve on the board of directors of the Tulsa Chamber of Commerce, (ii) maintain the Executive’s current ownership interest in and involvement with Prideco or (iii) engage in such other activities with the Board’s prior written consent.
     Section 2. Compensation.
          2.1. Salary. As compensation for the performance of the Executive’s services hereunder, during the Term, the Company shall pay to the Executive a salary at an annual rate of six hundred ninety thousand dollars ($690,000) payable in accordance with the Company’s standard payroll policies (the “Base Salary”). The Base Salary will be reviewed annually and may be adjusted upward by the Board (or a committee thereof) in its discretion, based on competitive data and the Executive’s performance. No increase in Base Salary shall limit or reduce any other right or obligation to the Executive under this Amended Employment Agreement and the Base Salary shall not be reduced at any time (including after any such increase).
          2.2. Annual Bonus. Beginning with the fiscal year that commences on January 1, 2008, for each completed fiscal year during the Term, the Executive shall be eligible to receive additional cash incentive compensation (the “Annual Bonus”). The target Annual Bonus shall be 100% of the Base Salary as in effect at the beginning of such fiscal year, with the actual Annual Bonus to be based upon such individual and/or Company performance criteria established for such fiscal year by the Board in consultation with the Executive.
          2.3. Equity. On the Effective Date, pursuant to the Limited Liability Company Agreement of McJ Holding LLC dated as of December 4, 2006, as amended or restated from time to time (the “LLC Agreement”), the Executive was granted 381.3098 Profits Units (as defined in the LLC Agreement). Notwithstanding Section 7.2(a)(ii) of the LLC Agreement, in the event that the Executive’s employment with the Company is terminated at any time for any reason, zero percent (0%) of the Executive’s Profits Units shall be subject to forfeiture.

          2.4. Employee Benefits. During the Term, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company and its subsidiaries and affiliates as in effect from time to time on the same basis as senior executives. Notwithstanding the foregoing, during the Term, the annual value attributable to retirement benefits will include approximately one hundred twenty thousand dollars ($120,000) pursuant to a nonqualified deferred compensation plan and an additional amount pursuant to an employer-sponsored qualified retirement plan.
          2.5. Vacation. During the Term, the Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy as in effect from time to time.
          2.6. Business Expenses. The Company shall pay or reimburse the Executive for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Term in performing his duties under this Amended Employment Agreement upon presentation of documentation and in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof) and in effect from time to time.
     Section 3. Employment Termination.
          3.1. Termination of Employment. The Company may terminate the Executive’s employment for any reason during the Term, and the Executive may voluntarily terminate his employment for any reason during the Term, in each case (other than a termination by the Company for Cause) at any time upon not less than thirty (30) days’ notice to the other party. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to any Base Salary earned but unpaid through the date of termination, any earned but unpaid Annual Bonus for completed fiscal years, any unreimbursed expenses in accordance with Section 2.6 hereof and, to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided under any plan, program, policy or practice or other contract or agreement of the Company and its affiliated companies through the date of termination of employment (collectively, the “Accrued Amounts”).

          3.2. Certain Terminations.
               (a) Termination by the Company other than for Cause or Disability; Termination by the Executive for Good Reason. If the Executive’s employment is terminated during the Term (i) by the Company other than for Cause or Disability or (ii) by the Executive for Good Reason, in addition to the Accrued Amounts, the Executive shall be entitled to the following payments and benefits: (x) the continuation of his Base Salary at the rate in effect immediately prior to the date of termination for a period of twelve (12) months, (y) the continuation on the same terms as an active senior executive of medical benefits the Executive would otherwise be eligible to receive as an active senior executive of the Company for twelve (12) months or until such earlier time as the Executive becomes eligible for medical benefits from a subsequent employer and (z) a pro rata Annual Bonus for the fiscal year in which the termination occurs (the “Pro Rata Annual Bonus Payment”), based on the Company’s actual performance through the end of such fiscal year and the number of days the Executive was employed during such fiscal year (such payments and benefits, the “Severance Payments”). The Company’s obligation to make the Severance Payments shall be conditioned upon: (i) the Executive’s continued compliance with his obligations under Section 4 of this Amended Employment Agreement and (ii) the Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims (the “Release”) in the form attached hereto as Exhibit A. In the event that the Executive breaches any of the covenants set forth in Section 4 of this Amended Employment Agreement, the Executive will immediately return to the Company any portion of the Severance Payments that have been paid to the Executive pursuant to this Section 3.2(a). Subject to Section 3.2(d), the Severance Payments (with the exception of the Pro Rata Annual Bonus Payment) will commence to be paid to the Executive as soon as practicable following the effectiveness of the Release. The Pro Rata Annual Bonus Payment will be paid at the time the Company ordinarily pays incentive bonuses to its executives with respect to the fiscal year in which the termination occurs.
               (b) Termination upon Death or Disability. If the Executive’s employment is terminated due to the Executive’s death or Disability, in addition to the Accrued Amounts, the Executive (or the Executive’s estate, if applicable) shall be entitled to receive a Pro Rata Annual Bonus Payment based on the Company’s performance for the full fiscal year in which termination occurs and the number of days the Executive was employed by the Company during such fiscal year.
               (c) Definitions. For purposes of this Section 3.2, the following terms shall have the following meanings:
                    (1) “Cause” shall mean the Executive’s (i) continuing failure, for more than ten (10) days after the Company’s written notice to the Executive thereof, to perform such duties as are reasonably requested by the Company; (ii) failure to observe material policies generally applicable to officers or employees of the Company or any of its subsidiaries and affiliates unless such failure is capable of being cured and is cured within ten (10) days of the Executive receiving written notice of such failure; (iii) failure to cooperate with any internal investigation of the Company or any of its subsidiaries and affiliates; (iv) commission of any act of fraud, theft or financial dishonesty with respect to the Company or any of its subsidiaries and affiliates or indictment or conviction of any felony; (v) material violation of the provisions of this Amended Employment Agreement unless such violation is capable of being cured and is cured within ten (10) days of the Executive receiving written notice of such violation; (vi) chronic absenteeism; or (vii) abuse of alcohol or another controlled substance.
                    (2) “Disability” shall mean the Executive is entitled to receive long-term disability benefits under the long-term disability plan of the Company or any of its subsidiaries or affiliates in which Executive participates, or, if there is no such plan, the Executive’s inability, due to physical or mental ill health, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for 180 days during any 365 day period irrespective of whether such days are consecutive.
                    (3) “Good Reason” shall mean (i) a material and adverse change in the Executive’s duties or responsibilities; (ii) a reduction in the Executive’s Base Salary or target Annual Bonus; or (iii) a relocation of the Executive’s principal place of employment by more than fifty (50) miles.
               (d) Section 409A Specified Employee. If the Executive is a “specified employee” for purposes of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, to the extent required to comply with Section 409A of the Code, any Severance Payments required to be made pursuant to Section 3.2(a) which are subject to Section 409A of the Code shall not commence until one day after the day which is six (6) months from the date of termination, with the first payment equaling six (6) months of his Base Salary at the rate in effect immediately prior to the date of termination.
          3.3. Exclusive Remedy. The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive severance payments due the Executive upon a termination of his employment under this Amended Employment Agreement.
          3.4. Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be deemed to have resigned, as of the date of such termination, from all positions he then holds as an officer, director, employee and member of the Board (and any committee thereof) and the board of directors (and any committee thereof) of any of the Company’s subsidiaries and affiliates.
          3.5. Cooperation. Following the termination of the Executive’s employment with the Company for any reason, the Executive agrees to reasonably cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company and its subsidiaries and affiliates. The Company shall pay the Executive a reasonable fee for any such services and promptly reimburse the Executive for expenses reasonably incurred in connection with such matters.

     Section 4. Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights.
          4.1. Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s positions with Sooner, MRM Corporation and the Company, the Executive has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company and its subsidiaries and affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its subsidiaries and affiliates and other forms of information considered by the Company and its subsidiaries and affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) other than in connection with the Executive’s employment with the Company without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his employment with the Company, unless required by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during the Executive’s employment with the Company, and any copies thereof in his (or capable of being reduced to his) possession; provided, however, that the Executive may retain his full rolodex or similar address and telephone directories.
          4.2. Non-Competition. By and in consideration of the Company’s entering into this Amended Employment Agreement and the payments to be made and the benefits to be provided hereunder and in connection with the Executive’s sale of shares of Sooner pursuant to the Stock Purchase Agreement, and in further consideration of the Executive’s exposure to the Confidential Information of the Company and its subsidiaries and affiliates, the Executive agrees that the Executive shall not, for the period which is the longer of (i) five (5) years following the Effective Date or (ii) during the Executive’s employment with the Company (whether during the Term or thereafter) and for a period of twenty-four (24) months thereafter (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is actively engaged in any geographic area in any business which is either (i) in competition with the business of the Company or any of its subsidiaries or affiliates or (ii) proposed to be conducted by the Company or any of its subsidiaries or affiliates in their respective business plans as in effect at that time. During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status.
          4.3. Non-Solicitation of Employees. During the Restriction Period, the Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee of the Company or any of its subsidiaries or affiliates.
          4.4. Interference with Business Relationships. During the Restriction Period (other than in connection with carrying out his responsibilities for the Company and its subsidiaries and affiliates), the Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) any customer or client of the Company or its subsidiaries or affiliates to terminate its relationship or otherwise cease doing business in whole or in part with the Company or its subsidiaries or affiliates, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Company or its subsidiaries or affiliates and any of its or their customers or clients so as to cause harm to the Company or its subsidiaries or affiliates.
          4.5. Extension of Restriction Period. The Restriction Period shall be tolled for any period during which the Executive is in breach of any of Sections 4.2, 4.3 or 4.4 hereof.
          4.6. Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company and its subsidiaries and affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable affiliate, the Executive assigns all of his right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or its applicable affiliate as the Executive’s employer. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its subsidiaries and affiliates therein. These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives. In connection with his execution of this Amended Employment Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that he holds as of the date hereof as set forth on Exhibit B hereto (the “Existing Inventions”). Notwithstanding anything to the contrary herein, the Developments shall not include any Existing Inventions. If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.6, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and on the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4.6 with the same legal force and effect as if executed by the Executive.
          4.7. Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the parties hereto agree not to disclose the terms of this Amended Employment Agreement to any Person; provided that the Executive may disclose this Amended Employment Agreement and/or any of its terms to the Executive’s immediate family, financial advisors and attorneys, so long as the Executive instructs every such Person to whom the Executive makes such disclosure not to disclose the terms of this Amended Employment Agreement further.
          4.8. Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any Severance Payments made by the Company to the Company. The terms of this Section 4.8 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company and its subsidiaries and affiliates because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses.

     Section 5. Representation.
          Each of the Executive and the Company represents and warrants that (i) he or it is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his or its ability to enter into and fully perform his or its obligations under this Amended Employment Agreement and (ii) he or it is not otherwise unable to enter into and fully perform his or its obligations under this Amended Employment Agreement.
     Section 6. Non-Disparagement.
          From and after the Effective Date and following termination of the Executive’s employment with the Company, the Executive agrees not to make any statement (other than statements made in connection with carrying out his responsibilities for the Company and its subsidiaries and affiliates) that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company or any of its subsidiaries, affiliates, employees, officers, directors or stockholders. The Company and its subsidiaries and affiliates shall cause their officers and directors not to make any such statement regarding the Executive.
     Section 7. Withholding.
          The Company may withhold from any amounts payable under this Amended Employment Agreement such Federal, state local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. The Executive shall be solely responsible for the payment of all taxes relating to the payment or provision of any amounts or benefits hereunder.
     Section 8. Miscellaneous.
          8.1. Indemnification. The Company shall indemnify the Executive to the fullest extent provided under the Company’s By-Laws. The Company shall also maintain director and officer liability insurance in such amounts and subject to such limitations as the Board shall, in good faith, deem appropriate for coverage of directors and officers of the Company.
          8.2. Amendments and Waivers. This Amended Employment Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Amended Employment Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Amended Employment Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
          8.3. Assignment; No Third-Party Beneficiaries. This Amended Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. Nothing in this Amended Employment Agreement shall confer upon any Person not a party to this Amended Employment Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Amended Employment Agreement.
          8.4. Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Amended Employment Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:	McJunkin Red Man Holding Corporation
8023 E. 63rd Place
Tulsa, OK 74133
Attention: General Counsel
Facsimile: 866-815-5063

with a copy to:	GS Capital Partners V Fund, L.P.
85 Broad Street
New York, NY 10004
Attention: Jack Daly
Facsimile: 212-357-5505

and

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Robert C. Schwenkel, Esq.
Facsimile: 212-859-4000

If to the Executive:	Craig Ketchum, at his principal office at the Company (during the Term), and at all times to his principal residence as reflected in the records of the Company.

     All such notices, requests, consents and other communications shall be deemed to have been given when received. Either party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.
          8.5. Governing Law. This Amended Employment Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.
          8.6. Severability. Whenever possible, each provision or portion of any provision of this Amended Employment Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Amended Employment Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Amended Employment Agreement in that jurisdiction or the validity or enforceability of this Amended Employment Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Amended Employment Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.
          8.7. Entire Agreement. From and after the Effective Date, (i) this Amended Employment Agreement, (ii) the Stock Purchase Agreement and (iii) the LLC Agreement constitute the entire agreement between the parties hereto, and supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to the subject matter hereof.
          8.8. Counterparts. This Amended Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.
          8.9. Binding Effect. This Amended Employment Agreement shall inure to the benefit of, and be binding on, the successors of each of the parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.
          8.10. General Interpretive Principles. The name assigned this Amended Employment Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Amended Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

          8.11. Mitigation. Notwithstanding any other provision of this Amended Employment Agreement, (a) the Executive will have no obligation to mitigate damages for any breach or termination of this Amended Employment Agreement by the Company, whether by seeking employment or otherwise and (b) the amount of any payment or benefit due the Executive after the date of such breach or termination will not be reduced or offset by any payment or benefit that the Executive may receive from any other source.
          8.12 Section 409A Compliance. This Amended Employment Agreement is intended to comply with Section 409A of the Code (to the extent applicable) and, to the extent it would not adversely impact the Company, the Company agrees to interpret, apply and administer this Amended Employment Agreement in the least restrictive manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to the Executive.
[signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Amended Employment Agreement as of the date first written above.

MCJUNKIN RED MAN HOLDING CORPORATION
By:	/s/ Stephen W. Lake
	Name:	Stephen W. Lake
	Title:	Senior Corporate Vice President, General Counsel and Corporate Secretary

/s/ Craig Ketchum
Craig Ketchum

[Signature Page for Craig Ketchum —Amended and Restated Employment Agreement]

Exhibit A
Release
     1. In consideration of the payments and benefits to be made under the Amended and Restated Employment Agreement, dated as of September 24, 2008 (the “Employment Agreement”), to which Craig Ketchum (the “Executive”) and McJunkin Red Man Holding Corporation (the “Company”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”) are parties, the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:
(A)	rights of the Executive arising under, or preserved by, this Release or Sections 2.3 and 3 of the Employment Agreement;

(B)	the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

(C)	claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group; and

(D)	rights to indemnification the Executive has or may have under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force.

     2. The Employee acknowledges and agrees that the release of claims set forth in this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.
     3. The release of claims set forth in this Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.
     4. The Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.
     5. As to rights, claims and causes of action arising under the ADEA, the Executive acknowledges that he has been given but not utilized a period of twenty-one (21) days to consider whether to execute this Release. If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under the ADEA. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of the Severance Payments (as defined in the Employment Agreement), but the remainder of the Employment Agreement shall continue in full force.
     6. Other than as to rights, claims and causes of action arising under the ADEA, the release of claims set forth in this Release shall be immediately effective upon execution by the Executive.
     7. The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.
     8. The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to the release of claims set forth in this Release, and has been given a sufficient period within which to consider the release of claims set forth in this Release.
     9. The Executive acknowledges that the release of claims set forth in this Release relates only to claims which exist as of the date of this Release.

     10. The Executive acknowledges that the Severance Payments he is receiving in connection with the release of claims set forth in this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company and any of its affiliates.
     11. Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
     12. This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.
     13. The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.
     14. This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.
     15. This Release shall be binding upon any and all successors and assigns of the Executive and the Company.
     16. Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.
[signature page follows]

     IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of                             .

MCJUNKIN RED MAN HOLDING CORPORATION
By:
Name:
Title:

Craig Ketchum

Exhibit B
Existing Inventions
[none]